MEDIA TRANSFER AND STOCK PURCHASE AGREEMENT

THIS MEDIA TRANSFER AND STOCK PURCHASE AGREEMENT (the "Agreement"), is dated as of this 23rd day of January, 2004, by and among KingThomason Group, Inc., a Nevada corporation (the "Company"), Digital Alliance Group, LLC, a North Carolina limited liability company (the "Media Provider"), and Millennium Capital Quest Corp., a Nevada corporation (the "Agent") (collectively, the Company, the Media Provider and the Agent shall be referred to as the "Parties").

W I T N E S S E T H :

WHEREAS, the Company desires to obtain Media Credits under the control of the Media Provider; and

WHEREAS, in order to obtain the Media Credits, the Company has offered to issue the Company’s Common Stock to the Agent in consideration for the conveyance of the Media Credits by the Media Provider and the payments and other provisions set forth in this Agreement; and

WHEREAS, the Agent wishes to acquire the Common Stock on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement, the following terms will have the following meanings:

"Agent" means Millennium Capital Quest Corp., a Nevada corporation.

"Agreement" means this Media Transfer and Stock Purchase Agreement, as it may be amended from time to time.

"Appraiser" means Satterfield & Perry, Inc., a professional independent media appraisal firm or any other appraisal firm experienced in the valuation of Media Credits and approved by the Media Provider.

"Board of Directors" means the board of directors of the Company.

"Closing Date," means the date on which the Company issues the Common Stock to the Agent and the Media Credits are conveyed to the Company by the Media Provider.

Exhibit 10.14 Page 1 of 13 Pages

"Company" means KingThomason Group, Inc., a Nevada corporation.

"Common Stock" means the Common Stock of the Company to be issued to the Agent pursuant to the terms of this Agreement.
"Media Credits" means the right to purchase media, including, without limitation, media consisting of advertising by television, print, radio, Internet, magazine, facsimile, direct mail and telephone.

"Media Credits Use Fee" means the fee owed by the Company to the Agent for the use of the Media Credits as provided in this Agreement.

"Media Company" means the business entity or organization that provides the media represented by the Media Credits.

"Media Provider" means Digital Alliance Group, LLC, a North Carolina limited liability company.

"Retail Rate Card" means the customary retail cost to purchase advertising from a Media Company by for-profit entities without any discount or other concessions.

ARTICLE II
PRIMARY OBLIGATIONS OF THE PARTIES

2.1  Issuance of the Common Stock. In reliance upon the representations, warranties and covenants made herein and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to issue to the Agent the Common Stock on the Closing Date in accordance with the terms of this Agreement.

2.2  Purchase of the Common Stock. In reliance upon the representations, warranties and covenants made herein and subject to the satisfaction or waiver of the conditions set forth herein, the Agent agrees to acquire the Common Stock from the Company on the Closing Date in accordance with the terms of this Agreement.

2.3  Transfer of Media Credits. In reliance upon the representations, warranties and covenants made herein and subject to the satisfaction or waiver of the conditions set forth herein, the Media Provider agrees to convey, transfer and assign the Media Credits to the Company on the Closing in accordance with the terms of this Agreement.

ARTICLE III
COMMON STOCK

3.1  Issuance of Common Stock. On the Closing Date, the Company will issue 809,242 shares of Common Stock (the "Shares") to the Agent in accordance with the terms of this Agreement.

Exhibit 10.14 Page 2 of 13 Pages

3.2  Restrictions on Transfer.

            (a)  Restrictions on Transfer. Agent shall not sell, transfer, donate, exchange or assign or in any way dispose of its ownership of any of the Shares, either voluntarily or involuntarily, including, without limitation, any purported transfer by or pursuant to bankruptcy, attachment, divorce, equitable distribution, or operation of law, without the prior written consent of the Company, unless such transfer is in accordance with the terms and conditions of this Agreement.

             (b)  Specific Restrictions. Agent shall not sell, transfer, donate, exchange or assign or in any way dispose of its ownership of any of the Shares prior to the satisfaction of one or more of the following conditions:

        a.  The Company’s use or sale of any of the Media Credits conveyed, transferred and assigned to the Company on the Closing Date;

        b.  The Agent has arranged for the sale of the Media Credits on terms acceptable to the Company within one hundred twenty (120) days after receipt of written request from the Company to sell the Media Credits, provided that such written request from the Company was delivered at least fourteen (14) months following the Closing Date; or

        c.  Eighteen (18) months has elapsed following the Closing Date.

    (c)  Void Transfers. The Company will not transfer on its books any Shares sold or transferred other than pursuant to the terms and conditions of this Agreement. No transferee of Shares in violation of the terms and conditions of this Agreement will be a record owner of such Shares nor will such transferee have the right to receive dividends or other distributions payable to the record owner of such Shares. In the event proper consent is obtained, such transfers will not be effective unless and until the transferee executes and becomes a party to this Agreement and is legally bound by the terms and conditions herein. Any transfer of Shares in violation of the terms and conditions of this Agreement will be void and without effect in transferring any interest in such Shares to the transferee.

    (d)  First Refusal Rights.

       a.  Offer to Company. If Agent wishes to transfer all or any part of its Shares of the Company (hereinafter "Offeror"), other than as permitted above, Agent must first submit a written offer to sell such Shares to the Company at the same price per share and upon the same terms and conditions offered by a bona fide prospective purchaser of such Shares (the "Bona Fide Offer"). Such written offer to the Company will continue to be a binding offer to sell until: (1) expressly rejected by an officer or Director of the Company acting pursuant to resolution formally adopted by a majority of the outstanding Common Stock (excluding shares held by the offeror); or (2) the expiration of a period of thirty (30) days after delivery of such written offer to the Company, whichever will first occur.

Exhibit 10.14 Page 3 of 13 Pages

       b.  Contents of Offer. Every written offer submitted to the Company in accordance with the provisions of this Section will specifically name the person or persons to whom the Agent intends to transfer the shares, the number of shares which it intends so to transfer to each person and the price per share and other terms upon which each intended transfer is to be made. Provided that the written offer made to the Company in accordance herewith is: (1) expressly rejected by an officer or director of the Company acting pursuant to resolution formally adopted by a majority of the outstanding Common Stock (excluding shares held by the Offeror); or (2) thirty (30) days expires after delivery of such written offer to the Company, whichever will first occur, the Agent may accept the Bona Fide Offer and transfer all or any part of its Shares of the Company in accordance with the terms of the Bona Fide Offer; provided, however, any such transferee of those shares will thereafter be bound by all the provisions of this Agreement.

       c.  Acceptance of the Offer. Provided that the written offer made to the Company in accordance herewith is accepted by the Company, the Company shall satisfy the purchase price of the Shares purchased pursuant to this Section within thirty (30) days after the Company provides notice of exercise of the right to purchase, unless the payment terms of the Bona Fide Offer specified a later payment date. If any consideration offered with the Bone Fide Offer is property other than cash, then the price per share paid by the Company will be measured to the extent of the fair market value of such noncash consideration.

        d.  Other Restrictions. Notwithstanding anything to the contrary herein, the Agent agrees that any transfer of the Common Stock will be made only in transactions exempt from registration under federal and state securities laws. Prior to any transfer of the Common Stock by the Agent, the Company may require, at the expense of the Agent, the delivery of appropriate legal opinions and certificates of the Agent and transferees regarding such exemptions. In addition, the Agent agrees and understands that the certificate representing the Common Stock will bear the following legend in addition to any other legend that may be required from time to time under applicable law or pursuant to any other contractual obligation between the Agent and the Company:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAW AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (a) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW; OR (b) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAW. THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, A SUMMARY OF WHICH IS AVAILABLE FROM THE COMPANY.

Exhibit 10.14 Page 4 of 13 Pages

3.3  Redemption. The Common Stock will be redeemable by the Company for an aggregate price of One Dollar ($1.00) provided that; (a) Nineteen (19) months have elapsed following the Closing Date; (b) The Company has been unable to use or sell any of the Media Credits conveyed, transferred and assigned to the Company on the Closing Date; (c) The Company delivered a written request of the Agent to sell the Media Credits within fourteen (14) months following the Closing Agent; and (d) The Agent has failed to arrange for the sale of the Media Credits on terms acceptable to the Company within one hundred twenty (120) days after receipt of written request from the Company to sell the Media Credits, provided that such written request from the Company was delivered at least fourteen (14) months following the Closing Date.

ARTICLE IV
CLOSING

4.1  Closing. The closing of the transaction will take place at the offices of the Media Provider in Cary, North Carolina, after the satisfaction or waiver of the conditions set forth in this Agreement, or at such other location as may be mutually agreed upon among the Parties (such date and time being called the "Closing Date"). At the closing, the Parties will satisfy their primary obligations consistent with Article II of this Agreement.

4.2  Selection of Closing Date. The Closing Date will be determined by the Company by the delivery of a notice setting forth the Closing Date to both the Media Provider and the Agent at least two (2) business days prior to such proposed Closing Date.

4.3  Further Action. During the period from the date hereof to the Closing Date, each of the Parties will use their best efforts to take all action necessary or appropriate to satisfy the closing conditions set forth in Article VII hereof.

ARTICLE V
MEDIA CREDITS, MEDIA CREDIT USE FEE, MEDIA SERVICER
AND SERVICE FEE

5.1  Media Credits. On the Closing Date, the Media Provider will convey, assign and transfer all right, title and interest without encumbrance of any kind Media Credits representing Fifty Million Dollars ($50,000,000) in Retail Rate Card Media Credits to the Company. The conveyance documents for the Media Credits and the Media Credits will permit the holder of the Media Credits to purchase media from various Media Companies at a cost not to exceed forty percent (40%) of the Retail Rate Card price. The conveyance of the Media Credits will be completed by trade bill or other documents reasonably acceptable to the Company and without restriction on the Company’s ability to use or sell such Media Credits. The term of the Media Credits will provide for use by the holder thereof for a period of at least eighteen (18) months following the date the specific media represented by the Media Credits are approved and accepted by the Company.

Exhibit 10.14 Page 5 of 13 Pages

5.2  Payment for Media Credits. The Company or its assigns agrees to pay to the Agent an amount equal to forty percent (40%) of the Retail Rate Card price, but in no event an amount greater than Twenty Million Dollars ($20,000,000), which amount will be due and paid at the time determined by the customary billing practices and terms of the Media Company providing the specific media, but only upon the execution and placement of the media with the Media Company. Media Provider will use its best efforts to negotiate, on behalf of the Company, extended payment terms beyond the normal billing cycle of the Media Company for Media Credits used or sold by the Company.

5.3  Transfer Fee. In consideration for assisting with the transfer of the Media Credits to the Company on the Closing Date and for other services provided between the execution of this Agreement and the Closing Date, the Company will pay a nonrefundable fee in the amount of Ten Thousand Dollars ($2,500.00) to the Agent simultaneous with the execution of this Agreement

5.4  Media Credit Use Fee. In addition to and simultaneous with the payments for Media Credits provided in Section 5.2 above, the Company agrees to pay to the Agent a Media Credit Use Fee calculated by the product of the Retail Rate Card price of the media used and ten percent (10%), but in no event an amount greater than Ten Million Dollars ($10,000,000).

5.5  Service Fee. In the event that the Company does not arrange for the sale or use of the media represented by the Media Credits conveyed to the Company within six (6) months of the Closing Date, the Company will pay to the Agent a monthly service fee calculated by the product of one-twelfth of one percent (0.000833) and an amount represented by the Retail Rate Card of the media not so used or not otherwise sold. No such service fee will be due and payable if the Agent fails to arrange for resale of the Media Credits on terms acceptable to the Company within one hundred twenty (120) days after requested in writing by the Company. Any amounts due for this service fee will be paid to the Agent by the Company within ten (10) business days following the end of each calendar month.

5.6  Late Payments. If the Company fails to satisfy any payment obligations owed by it pursuant to the terms of Agreement, the Company will make an additional payment to the Agent as a late payment fee calculated by the product of the amount of the payment and an annual rate of ten percent (10%), adjust on a daily basis.

5.7  Agent’s Approval of the Sale of Media Credits. Prior to the sale by the Company of the Media Credits to any third party, the Company will obtain the prior approval of the Agent, whose approval will not be unreasonably held. The purpose of such approval is to review the creditworthiness of any potential purchaser of Media Credits. In addition, prior to the sale by the Company of the Media Credits to any third party, the Company will require that any transferee agree to satisfy the financial obligations of the Company pursuant to the terms of this Agreement.

Exhibit 10.14 Page 6 of 13 Pages

5.8  Responsibility of the Company. The Company shall have no responsibility to Agent, Media Provider or any other person or entity if any transferee of Media Credits approved by the Agent fails to make any payment or other obligations required pursuant to the terms of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1   Representations and Warranties of the Company. The Company will represent and warrant to the Media Provider and the Agent in a certificate signed by an authorized officer of the Company that as of the Closing Date:

          (a)  The Company has been duly organized and validly exists as a corporation in good standing under the laws of the State of Nevada with full power and authority to conduct its business;

       (b)     Prior to the transactions contemplated by this Agreement, 16,184,829 shares of Common Stock of the Company were issued and outstanding;

(c)  The Company has full corporate power and authority to enter into and perform its obligations under this Agreement (including the power and authority to issue the Common Stock which upon issuance in accordance with the terms of this Agreement will be duly issued, fully paid and nonassessable shares of Common Stock of the Company) and, when this Agreement is executed and delivered, this Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally; and (ii) general principles of equity (regardless of whether a proceeding is considered at law or in equity);

(d)  Neither the issuance and sale of the Common Stock nor the consummation of any of the other transactions contemplated by this Agreement nor the fulfillment of the terms hereof and thereof will conflict with, result in a breach or violation of, or constitute a default under any law or the charter or bylaws of the Company or the terms of any indenture or other agreement or instrument to which the Company is a party or is bound or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company;

(e)  Any holder of the Shares in accordance with the terms of this Agreement shall be entitled to piggyback registration rights in the event that the Company files any registration statement under the Securities Act of 1933 for purposes of a public offering of any securities of the Company;

Exhibit 10.14 Page 7 of 13 Pages

(f)  The Company will not dilute the Agent’s interest in the shares of the Company without first offering in writing to the Agent an option for at least thirty (30) days to purchase or receive additional shares of the Company on the same terms and conditions as any prospective buyer or recipient of those shares; and

(g)  The Company has not retained, directly or indirectly, any broker or finder or incurred any liability or obligation for any brokerage fees or finder’s fees with respect to this Agreement or the transactions contemplated hereby, and the Company will indemnify the Media Provider and the Agent from any liability associated with any such fees owed to any such broker or finder.

6.2            Representations and Warranties of the Media Provider. The Media Provider will represent and warrant to the Company in a certificate signed by an authorized officer of the Media Provider that as of the Closing Date:

(a)  The Media Provider has been duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full power and authority to conduct its business and has all requisite power and authority under such laws to carry on its business as now conducted;

       (b)  The Media Provider has full corporate power and authority to enter into and perform its obligations under this Agreement and, when this Agreement is executed and delivered, this Agreement will constitute a valid and binding obligation of the Media Provider, enforceable against the Media Provider in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally; and (ii) general principles of equity (regardless of whether a proceeding is considered at law or in equity);

               (c)  The consummation of any of the transactions contemplated by this Agreement or the fulfillment of the terms hereof will not conflict with, result in a breach or violation of, or constitute a default under any law or the organizational documents of the Media Provider or the terms of any indenture or other agreement or instrument to which the Media Provider is a party or is bound or any judgment, order or decree applicable to the Media Provider of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Media Provider;

              (d)  The Media Provider has not retained, directly or indirectly, any broker or finder or incurred any liability or obligation for any brokerage fees or finder’s fees with respect to this Agreement or the transactions contemplated hereby, and the Media Provider will indemnify the Company from any liability associated with any such fees owed to any such broker or finder; and

Exhibit 10.14 Page 8 of 13 Pages

          (e)  The Media Credits conveyed, assigned and transferred to the Company pursuant to the terms of this Agreement represent all right, title and interest in the Media Credits and the Media Credits are not encumbered or restricted in any way.

6.3      Representations and Warranties of the Agent. The Agent will represent and warrant to the Company in a certificate signed by an authorized officer of the Agent that as of the Closing Date:

          (a)  The Agent has been duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to conduct its business and has all requisite power and authority under such laws to carry on its business as now conducted;

      (b)  The Agent has full corporate power and authority to enter into and perform its obligations under this Agreement and, when this Agreement is executed and delivered, this Agreement will constitute a valid and binding obligation of the Agent, enforceable against the Agent in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally; and (ii) general principles of equity (regardless of whether a proceeding is considered at law or in equity);

          (c)  The consummation of any of the transactions contemplated by this Agreement or the fulfillment of the terms hereof and thereof will not conflict with, result in a breach or violation of or constitute a default under any law or the charter or bylaws of the Agent or the terms of any indenture or other agreement or instrument to which the Agent is a party or is bound or any judgment, order or decree applicable to the Agent of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Agent;

              (f)  The Common Stock will be acquired for investment for the Agent’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Agent has no present intention of selling, granting any participation in, or otherwise distributing the same. The Agent further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock. The Agent (i) has such knowledge and experience in financial and business matters, including investments of the type represented by the Common Stock, as to be capable of evaluating the merits of investment in the Company; (ii) has not been furnished with or relied upon any oral representation, warranty or information in connection with the offering of the Common Stock; and (iii) is an "Accredited Investor" as such term is defined in Rule 501 of the rules and regulations promulgated under the Securities Act of 1933, as amended. The Agent and its agents, attorneys and advisors have been provided full and complete access to all of the books, records, financial statements, accounts, places of business, and any other information reasonably related to the conduct of the business of the Company, and have been afforded the opportunity to conduct an independent investigation of all of those matters and has satisfied itself as to all of the risks of the business of the Company, and has satisfied itself that it has obtained, or been offered access to all of the information and descriptions of reasonable risks associated with the transaction contemplated hereby that a reasonably prudent investor would wish to obtain; and

Exhibit 10.14 Page 9 of 13 Pages

    (g)   The Agent has not retained, directly or indirectly, any broker or finder or incurred any liability or obligation for any brokerage fees or finder’s fees with respect to this Agreement or the transactions contemplated hereby, and the Agent will indemnify the Company from any liability associated with any such fees owed to any such broker or finder.

ARTICLE VII
CLOSING CONDITIONS

7.1      Closing Conditions. The obligations of the Company to issue the Common Stock to the Agent and the Media Provider to convey, assign and transfer Retail Rate Card Media Credits to the Company are subject to satisfaction or waiver by all Parties of the following conditions on or before the Closing Date:

    (a)  The Company has delivered the notice of the Closing Date as provided in Section 4.2 of this Agreement;

    (b)  The Board of Directors of the Company has approved the transactions contemplated by this Agreement and delivered a resolution satisfactory to the Agent and Media Provider confirming the Company’s approval of the transactions contemplated by this Agreement;

    (c)  The Media Provider has conveyed, transferred and assigned to the Company Fifty Million Dollars ($50,000,000) in Retail Rate Card Media Credits in accordance with the terms of this Agreement;

    (d)  The Company has issued to the Agent 809,242 shares of its Common Stock in accordance with the terms of this Agreement;

    (e)  An appraisal has been delivered, if required by the Company, by an Appraiser certifying to the effect that the Media Credits being conveyed to the Company have a fair market value of at least Fifty Million Dollars ($50,000,000);

    (f)  The delivery to the Agent and the Media Provider an original of the certificate of the Company required by Section 6.1 hereof;

    (g)  The delivery to the Company an original of the certificate of the Media Provider required by Section 6.2 hereof;

Exhibit 10.14 Page 10 of 13 Pages

    (h)  The delivery to the Company an original of the certificate of the Agent required by Section 6.3 hereof; and

    (i)  The receipt by the Media Provider and the Agent of an opinion dated as of the Closing Date, from Thomas J. Kenan that the Common Stock has been duly and validly authorized and issued by the Company.

ARTICLE VIII
MISCELLANEOUS

8.1  Reports. The Company will deliver to the Agent all quarterly, annual and periodic financial and other reports that are delivered to the Board of Directors of the Company or shareholders of the Company. In addition, the Company will provide reports regarding its use or sale of the Media Credits in such form as reasonably requested by the Agent and at least on a quarterly basis. The Agent hereby agrees to keep all non-public information provided by the Company confidential.

8.2  Indemnification. Media Provider and the Agent hereby agree that they will indemnify and hold the Company and each person controlling, controlled by or under common control with the Company harmless from and against any and all loss, claim, damage, liability, cost or expense whatsoever to which the Company may become subject as a result of the inability of any person to use the Media Credits for specified media at any Media Company caused by the failure of the Media Provider to transfer all right, title and interest of the Media Credits without any encumbrance or other restriction.

8.3  Expenses. Each party hereto will pay its own expenses (including, without limitation, counsel fees) in connection with the transactions contemplated hereby, whether or not such transactions will be consummated.

8.4  Execution. Except as otherwise provided herein, the covenants, agreements, representations and warranties made in this Agreement, or any certificate or instrument delivered pursuant to or in connection therewith will survive the execution and delivery of this Agreement.

8.5  Successors and Assignors. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

8.6  Acknowledgement. By their execution of this Agreement, the Media Provider and the Agent agree and acknowledge that the Company intends, but is under no obligation, to sell the Media Credits to third parties in an amount sufficient to pay off the Company’s existing obligations and provide for current working capital for the Company.

8.7  Notices. All notices, requests, consents and other communications hereunder will be in writing and will be delivered in person, sent by facsimile or mailed by certified or registered mail; return receipt requested, addressed as follows:

Exhibit 10.14 Page 11 of 13 Pages

If to the Company, to:

KingThomason Group, Inc.
2600 Old Crow Canyon Rd.
Suite 201
San Ramon, CA 94583
Facsimile: 925-905-5608
Attention: President

With a copy to:

_______________________

If to the Media Provider, to:

Digital Alliance Group, LLC
P. O. Box #20205
Raleigh, NC 27619
Facsimile: (919) 850-2323
Attention: President

If to the Agent, to:

Millennium Capital Quest Corp.®
222 Munson Road
Wolcott, CT 06716-2708
Facsimile: (203) 879-4178
Attention: President

Or, in any such case, at such other address or addresses furnished in writing by such party to the others. All notices, requests, consents and other communications hereunder will be deemed to have been duly given or served on the date on which personally delivered or on the date actually received, with receipt acknowledged.

8.8  Governing Law and Arbitration. This agreement is made in Cary, Wake County, North Carolina, and the rights and obligations of the Parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of North Carolina. Any dispute arising out of or in connection with this Agreement or the breach thereof shall be decided by arbitration to be conducted in Cary, Wake County, North Carolina in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association, and judgment thereof may be entered in any court having jurisdiction thereof. A demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen and in no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.

Exhibit 10.14 Page 12 of 13 Pages

8.9  Sole and Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, discussions, representations, warranties or other communications.

8.10  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11  Amendments. This Agreement may not be amended or modified without the written consent of all Parties, nor will any waiver be effective against any party unless in writing and executed on behalf of such party.

8.12  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms to the fullest extent permitted by law.

8.13  Titles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provisions of this Agreement.

IN WITNESS WHEREOF, the Company, the Media Provider and the Agent have caused this Agreement to be executed and delivered by the undersigned duly authorized officers as of the day and year first above written.

COMPANY

By:	/s/ Thomas King
Thomas King
President & CEO

DIGITAL ACCEPTANCE GROUP, LLC

By:	/s/ C. J. Margelot

Managing Member

MILLENNIUM CAPITAL QUEST CORP.

By:	/s/ Gregg R. Nolan

Chairman / CFO

Exhibit 10.14 Page 13 of 13 Pages